Exhibit 5.1

Luse Gorman, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

May 6, 2022

The Board of Directors

Dime Community Bancshares, Inc.

898 Veterans Memorial Highway, Suite 560

Hauppauge, NY 11788

Re:	Dime Community Bancshares, Inc.
5.000% Fixed-to-Floating Rate Subordinated Notes Due 2032

Ladies and Gentlemen:

We have acted as special counsel to Dime Community Bancshares, Inc., a New York corporation (the “Company”), in connection with the issuance and sale by the Company of $160.0 million aggregate principal amount of 5.000% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”), pursuant to the Indenture, dated as of May 6, 2022 (the Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 6, 2022 (the “First Supplemental Indenture”), between the Company and Wilmington Trust National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (SEC File No. 333-264390) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated April 20, 2022, as supplemented by the prospectus supplement, dated May 3, 2022, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated May 3, 2022, by and between the Company and Piper Sandler & Co., Keefe, Bruyette and Woods, Inc. and Raymond James Financial, Inc. as representatives of the underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses, dated May 3, 2022 and May 4, 2022, respectively, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.  The opinion expressed below is limited to New York corporate law.

LUSE GORMAN, PC

Dime Community Bancshares, Inc.

May 6, 2022

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

We hereby consent to the references to our firm under the captions “Legal Matters” in the prospectus supplement dated May 3, 2022 and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2022, which is incorporated by reference into the Registration Statement and the prospectus dated April 20, 2022, as supplemented by the prospectus supplement dated May 3, 2022. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC